EXHIBIT 99.1
July 16, 2014

Plexus Corp. Reports Third Quarter Results, including Record Revenue

•	Fiscal third quarter revenue of $621 million, diluted EPS of $0.71

•	Non-GAAP diluted EPS of $0.74, excluding $0.03 per share of restructuring charges

•	Initiates Q4 fiscal 2014 revenue guidance of $645 - $675 million

NEENAH, WI – July 16, 2014 - Plexus Corp. (NASDAQ: PLXS) today announced financial results for its fiscal third quarter ended June 28, 2014.

	Three Months Ended
	June 28,	March 29,	June 29,
	2014	2014	2013
(US$ in thousands, except EPS)	Q3 F14	Q2 F14	Q3 F13

Revenue	$620,505	$557,616	$571,945
Gross profit	$58,593	$52,835	$55,473
Operating income	$28,198	$19,000	$25,184
Net income	$24,584	$18,516	$23,204
Earnings per share (diluted)	$0.71	$0.53	$0.68
Non-GAAP net income, before special items*	$25,799	$20,831	$21,168
Non-GAAP earnings per share (diluted), before special items*	$0.74	$0.60	$0.62

Gross margin	9.4%	9.5%	9.7%
Operating margin	4.5%	3.4%	4.4%
Return on invested capital (“ROIC”)**	14.6%	14.1%	13.2%

*Special items for the fiscal third quarter of 2014 consisted of restructuring charges of $1.2 million
($0.03 per share). Special items for the fiscal second quarter of 2014 consisted of restructuring charges of $6.0 million and a discrete tax benefit of $3.7 million ($0.18 per share and $0.11 per share, respectively). Special items for the fiscal third quarter of 2013 consisted of a discrete tax benefit of $2.0 million
($0.06 per share).
**ROIC, a non-GAAP measure, excludes the special items identified above.

Q3 Fiscal 2014 Results (quarter ended June 28, 2014):

•	Revenue: $621 million, relative to our guidance of $600 to $630 million

•	Diluted EPS: $0.71, including $0.10 per share of stock-based compensation expense

•	Non-GAAP diluted EPS: $0.74 (including $0.10 per share of stock-based compensation expense but excluding $0.03 per share of restructuring charges), relative to our guidance of $0.69 to $0.74

•	ROIC**: 14.6%

Q4 Fiscal 2014 Guidance

•	Revenue: $645 to $675 million

•	Diluted EPS: $0.74 to $0.80, excluding any restructuring charges but including approximately $0.10 per share of stock-based compensation expense

Dean Foate, Chairman, President and CEO, commented, “Fiscal third quarter revenues were $621 million, an increase of 11.3% from the prior quarter and 8.5% from the comparable quarter last year, setting a new record for the company. Non-GAAP diluted EPS was also strong at $0.74, a result that was at the top end of our guidance range. Return on invested capital was 14.6% or 360 basis points above our weighted average cost of capital of 11%.”

Mr. Foate continued, “During the quarter, we won 25 new programs in our Manufacturing Solutions group. We anticipate these wins will generate approximately $282 million in annualized revenue when fully ramped into production. The wins performance this quarter results in a trailing four quarter total of approximately $801 million in annualized revenue, or approximately 35% of our trailing four quarter revenue, well above our goal of 25%.”

Patrick Jermain, Vice President and CFO, commented, “Financial performance for the fiscal third quarter was consistent with our expectations. Gross margin was 9.4%, selling and administrative expenses were $29.2 million, GAAP operating margin was 4.5%, and non-GAAP operating margin was 4.7%. Non-GAAP operating margin for the fiscal third quarter excludes after-tax restructuring charges of $1.2 million primarily related to the previously announced manufacturing facility transition from Juarez, Mexico to Guadalajara, Mexico. Non-GAAP diluted EPS of $0.74 for the fiscal third quarter excludes these restructuring charges.”

Mr. Jermain continued, “Fiscal third quarter cash cycle days, including customer deposits, were 57 days and better than our expectations. We generated $38 million in cash flow from operations during the quarter, which was offset by capital investment of $28 million, resulting in free cash flow of $10 million during the quarter.”

Mr. Jermain concluded, “During the fiscal third quarter, we purchased $7.7 million of our shares at an average price of $41.52 per share. The shares were purchased under the $30 million stock repurchase program authorized by the Board of Directors on August 19, 2013. Additionally, during the fiscal third quarter, we amended our credit agreement. The amendment converted the previous $250 million senior unsecured credit facility, which consisted of a $160 million revolving credit facility and a $90 million term loan, into a $235 million revolving credit facility and extended the maturity of the credit facility from May 2017 to May 2019. The amendment also allowed us to take advantage of rates that we believe are favorable.”

Mr. Foate concluded, “We are establishing fiscal fourth quarter 2014 revenue guidance of $645 to $675 million. We currently anticipate that our fourth quarter will be an episodically strong quarter before returning to a more normalized revenue level and growth rate as we enter fiscal 2015. With the strong revenue guidance, we anticipate diluted EPS of $0.74 to $0.80, excluding any special charges and including approximately $0.10 per share of stock-based compensation expense. The midpoint of this guidance range suggests full year organic revenue growth in fiscal 2014 of over 6%.”

Plexus provides non-GAAP supplemental information such as earnings and margin excluding special items, as well as ROIC and free cash flow. We present information net of special items because that data better identifies ongoing Company results by eliminating those unusual items for purposes of period-to-period comparisons. ROIC and free cash flow are used for internal management assessments because they provide additional insight into ongoing financial performance. In addition, we provide non-GAAP measures because we believe they offer insight into the metrics that are driving management decisions as well as management’s performance under the tests that it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.

Market Sector Breakout
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s focus on its global business and market development sector strategy.

Market Sector ($ in millions)	Q3 F14		Q2 F14		Q3 F13
Networking/Communications	$203	33%	$162	29%	$218	38%
Healthcare/Life Sciences	$177	28%	$167	30%	$142	25%
Industrial/Commercial	$154	25%	$145	26%	$138	24%
Defense/Security/Aerospace	$87	14%	$84	15%	$74	13%
Total Revenue	$621		$558		$572

Fiscal Q3 Supplemental Information

•
ROIC for the fiscal third quarter was 14.6%. The Company defines ROIC as tax-effected annualized operating income before special items divided by average invested capital over a rolling four-quarter period for the third quarter and a rolling three-quarter period for the second quarter. Invested capital is defined as equity plus debt, less cash and cash equivalents. The Company estimates its weighted average cost of capital for fiscal 2014 to be 11%.

•
Cash flow provided by operations was approximately $38.0 million for the quarter. Capital expenditures for the quarter were $27.7 million. Free cash flow for the quarter was approximately $10.3 million. The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures.

•	Top 10 customers comprised 56% of revenue during the quarter, up two percentage points from the previous quarter.

•	Cash Conversion Cycle:

Cash Conversion Cycle	Q3 F14	Q2 F14	Q3 F13
Days in Accounts Receivable	48	49	54
Days in Inventory	84	84	78
Days in Accounts Payable	(67)	(63)	(54)
Days in Cash Deposits	(8)	(8)	(19)
Annualized Cash Cycle	57	62	59

Conference Call/Webcast and Replay Information:

What:	Plexus Corp.’s Fiscal Q3 Earnings Conference Call and Webcast
When:	Thursday, July 17 at 8:30 a.m. Eastern Time
Where:
We encourage participants to access the reference materials and live webcast at the investor relations section of Plexus’ website, www.plexus.com or you can access the live webcast at: http://edge.media-server.com/m/p/jka7xtfq/lan/en

Those without internet access can listen to the call at 1-800-708-4540 with confirmation: 37488378.

Replay:	The webcast will be archived at the Company’s website or via telephone replay at 1-888-843-7419 or 630-652-3042 with Passcode: 37488378#
Contact:	Kristie Johnson, 920-725-7224, kristie.johnson@plexus.com
For further information, please contact:
Patrick Jermain, Vice President and CFO
920-725-7139 or pat.jermain@plexus.com

About Plexus Corp. – The Product Realization Company
Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 140 branded product companies in the Networking/Communications, Healthcare/Life Sciences, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the poor visibility of future orders, particularly in view of changing economic conditions; the adequacy of restructuring and similar charges as compared to actual expenses; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the particular risks relative to new or recent customers or programs, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; our ability to manage successfully a complex business model characterized by high customer and product mix, low volumes and demanding quality, regulatory, and other requirements; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; the effect of start-up costs of new programs and facilities, such as our announced plans to replace a facility in Mexico and our other recent, planned and potential future expansions, closures or replacements; increasing regulatory and compliance requirements; possible unexpected costs and operating disruption in transitioning programs; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effects of regional results on our taxes and ability to use deferred tax assets; the potential effect of world or local events or other events outside our control (such as drug cartel-related violence in Mexico, changes in oil prices, terrorism and weather events); the impact of increased competition; and other risks detailed in our Securities and Exchange Commission filings (particularly in "Risk Factors" in our fiscal 2013 Form 10-K).

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Nine Months Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
Net sales	$620,505	$571,945	$1,712,026	$1,660,301
Cost of sales	561,912	516,472	1,549,096	1,501,645

Gross profit	58,593	55,473	162,930	158,656

Operating expenses:
Selling and administrative expenses	29,180	30,289	83,106	88,800
Restructuring and impairment charges	1,215	-	10,865	-
Operating income	28,198	25,184	68,959	69,856

Other income (expense):
Interest expense	(3,055)	(2,650)	(8,952)	(10,010)
Interest income	770	402	2,092	1,182
Miscellaneous	1,271	8	2,182	(467)

Income before income taxes	27,184	22,944	64,281	60,561

Income tax expense (benefit)	2,600	(260)	3,518	2,766

Net income	$24,584	$23,204	$60,763	$57,795

Earnings per share:
Basic	$0.73	$0.69	$1.80	$1.71
Diluted	$0.71	$0.68	$1.75	$1.69

Weighted average shares outstanding:
Basic	33,837	33,797	33,810	33,744
Diluted	34,670	34,363	34,686	34,226

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	June 28,	March 29,	June 29,
	2014	2014	2013
Operating income, as reported	$28,198	$19,000	$25,184
Operating margin, as reported	4.5%	3.4%	4.4%

Non-GAAP adjustments:
Restructuring and impairment charges*	1,215	6,045	-

Operating income, as adjusted	$29,413	$25,045	$25,184
Operating margin, as adjusted	4.7%	4.5%	4.4%

Net income, as reported	$24,584	$18,516	$23,204

Non-GAAP adjustments:
Restructuring and impairment charges*	1,215	6,045	-
Discrete tax benefit, net	-	(3,730)	(2,036)

Net income, as adjusted	$25,799	$20,831	$21,168

Diluted earnings per share, as reported	$0.71	$0.53	$0.68

Non-GAAP adjustments:
Restructuring and impairment charges	0.03	0.18	-
Discrete tax benefit, net	-	(0.110)	(0.060)

Diluted earnings per share, as adjusted	$0.74	$0.60	$0.62

*Summary of restructuring and impairment charges
Severance costs	$669	$2,245	$-
Fixed asset impairment	25	3,160	-
Other exit costs	521	640	-
Total restructuring and impairment charges	$1,215	$6,045	$-

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
ROIC Calculation	Nine Months Ended		Six Months Ended		Nine Months Ended
	June 28,		March 29,		June 29,
	2014		2014		2013
Operating income		$68,959		$40,761		$69,856
Restructuring and impairment charges		$10,865		$9,650		-
Adjusted operating income		$79,824		$50,411		$69,856
	÷	3	÷	2	÷	3
		26,608		25,206		23,285
	x	4	x	4	x	4
Annualized operating income		106,432		100,822		93,140
Tax rate	x	9%	x	9%	x	8%
Tax impact		9,579		9,074		7,451
Operating income (tax effected)		$96,853		$91,748		$85,689

Average invested capital		$661,835		$650,061		$647,971

ROIC		14.6%		14.1%		13.2%

June 28,			March 29,		December 28,	September 29,
2014			2014		2013	2013
Equity	$760,184		$736,493	$722,021		$699,301
Plus:
Debt - current		4,232	3,901	3,796		3,574
Debt – non-current		263,056	256,090	256,949		257,773
Less:
Cash and cash equivalents		(330,314)	(323,695)	(324,156)		(341,865)
	$697,158		$672,789	$658,610		$618,783

Fiscal 2014 third quarter average invested capital (June 28, 2014, March 29, 2014, December 28, 2013 and
September 29, 2013) was $661,835.
Fiscal 2014 second quarter average invested capital (March 29, 2014, December 28, 2013 and September 28,
2013) was $650,061.

Free Cash Flow Calculation
The Company defines free cash flow as cash flow provided by (or used in) operations less capital expenditures. For the three months ended June 28, 2014, cash flow provided by operations was approximately $38.0 million less capital expenditures of approximately $27.7 million, resulting in free cash flow of approximately $10.3 million.

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	June 28,	September 28,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$330,314	$341,865
Accounts receivable	328,170	305,350
Inventories	516,956	404,020
Deferred income taxes	3,889	3,917
Prepaid expenses and other	28,706	23,870

Total current assets	1,208,035	1,079,022

Property, plant and equipment, net	338,379	325,061
Deferred income taxes	2,477	2,510
Other	39,424	41,091

Total assets	$1,588,315	$1,447,684

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$4,232	$3,574
Accounts payable	413,401	313,404
Customer deposits	49,903	69,295
Accrued liabilities:
Salaries and wages	42,542	42,553
Other	39,395	42,550

Total current liabilities	549,473	471,376

Long-term debt and capital lease obligations, net of current portion	263,056	257,773
Deferred income taxes	2,125	2,128
Other liabilities	13,477	17,106

Total non-current liabilities	278,658	277,007

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized,
49,918 and 49,176 shares issued, respectively,
and 33,789 and 33,600 shares outstanding, respectively	499	492
Additional paid-in-capital	471,147	449,368
Common stock held in treasury, at cost, 16,129 and 15,576, respectively	(472,251)	(449,968)
Retained earnings	739,935	679,172
Accumulated other comprehensive income	20,854	20,237

Total shareholders’ equity	760,184	699,301

Total liabilities and shareholders’ equity	$1,588,315	$1,447,684